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                                                              Exhibit 23





                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Commerce Bancshares, Inc.:

We consent to incorporation by reference in Registration Statements No. 33-28294, No. 33-82692, No. 33-8075, No. 33-78344, No. 33-61499, No. 33-61501,
and No. 333-14651, each on Form S-8 of Commerce Bancshares, Inc., of our report, dated January 31, 2001, relating to the consolidated balance sheets of Commerce Bancshares, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of Commerce Bancshares, Inc.



                                  KPMG LLP




Kansas City, Missouri
March 9, 2001